Exhibit 99.2

PRESS RELEASE

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
1 (408) 576-7189	1 (408) 576-7985
renee.brotherton@flextronics.com	kevin.kessel@flextronics.com

FLEXTRONICS TO FURTHER EXPAND ITS AUTOMOTIVE OFFERING AND CUSTOMER PORTFOLIO THROUGH STRATEGIC ACQUISITION OF MIRROR CONTROLS INTERNATIONAL

San Jose, CA, April 29, 2015 — Flextronics (NASDAQ: FLEX) announced today that it has entered into a definitive agreement to acquire Mirror Controls International (MCi) from private equity firm Egeria in an all cash transaction valuing its share capital at €457 million ($494 million USD*). Based in Woerden, the Netherlands, and with three highly automated manufacturing facilities in China, Mexico, and Ireland, MCi is a leading global manufacturer of glass and powerfold mirror actuators in the automotive market and generated approximately €200 million ($216 million USD*) in revenue over the past twelve months, historically growing over 20% year over year. The acquisition is expected to be accretive to Flextronics’ growth, margin, EPS and cash flow profile and is expected to close in the September quarter.

“Our M&A strategy remains focused on identifying and acquiring technologies that deliver innovative solutions to our customers in companies that have longer and stable product life cycles,” said Mike McNamara, CEO of Flextronics. “MCi is an excellent example of a highly strategic acquisition that will directly enhance our automotive offering and benefit our overall capabilities platform while driving new offerings and differentiation across multiple industries. Additionally, our strong free cash flow generation enables margin accretive acquisitions like this to be completed while we remain committed to maximizing shareholder value and returning over 50% of free cash flow to shareholders,” he added.

“We are pleased to announce the acquisition of MCi, a global market leader in both glass and powerfold mirror actuators that is recognized for its best-in-class engineering capabilities and product portfolio,” said Chris Obey, president of Flextronics Automotive. “We look forward to combining MCi’s leading component and platform capabilities and leveraging their world-class actuator technology across our automotive business and other market segments.”

Mark van der Spek, CEO of MCi, said, “Flextronics’ strong strategic fit, global operations and supply chain expertise make it a perfect place for MCi and our employees. Flextronics’ vertical integration capabilities, global scale and culture will allow us to continue providing best-in-class offerings to our customers and to sustain our market leadership. We are excited to join the Flextronics’ team and become a part of their innovative automotive platform and to continue the trajectory we have had at MCi historically.”

“Flextronics has the most comprehensive end-to-end supply chain solutions serving the automotive industry today. Upon completion, the acquisition of MCi will further expand our solutions offering with expertise that addresses the key technology trends in automobile electronics,” Obey concluded.

Additional terms of the deal were not disclosed and completion of the transaction is subject to customary closing conditions, including regulatory approvals. Flextronics intends to fund the acquisition from currently available resources and remains committed to returning over 50% of free cash flow to shareholders.

* Based on exchange rate of Euro/USD of 1.08.

About Flextronics

Flextronics is a leading end-to-end supply chain solutions company that delivers innovative design, engineering, manufacturing and logistics services to a range of industries and end-markets, including data networking, telecom, enterprise computing and storage, industrial, capital equipment, appliances, automation, medical, automotive, aerospace and defense, energy, mobile, computing and other electronic product categories. Flextronics is an industry leader with $26 billion in sales, generated from helping customers design, build, ship, and service their products through an unparalleled network of facilities and innovation centers in approximately 30 countries and across four continents. Flextronics service offerings and vertically integrated component technologies optimize customer supply chains by lowering costs, reducing supply chain risk, increasing flexibility, and reducing time-to-market. For more information, visit www.flextronics.com or follow us on Twitter @Flextronics.

Safe Harbor Statement

This Press Release contains forward-looking statements within the meaning of federal securities laws including statements related to the expected timing for closing of the acquisition of MCi by Flextronics, expected synergies and benefits of the acquisition, the impact of the acquisition on Flextronics’s growth, margin, EPS and cash flow profile, the ability of Flextronics to successfully integrate the businesses of the combined company and other statements regarding the anticipated future performance of the combined company. These forward-looking statements are based on current assumptions and expectations and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks include the possibility that the acquisition may not be completed as planned or at all, difficulties or delays in obtaining regulatory approvals for the proposed transaction, the possibility that the revenues, cost savings, growth prospects and any other synergies expected from the proposed transaction may not be realized in a timely manner or at all, and the other risks as described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Flextronics’ quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flextronics assumes no obligation to update these forward-looking statements.